Registration No. 333-69121
Filed Pursuant to Rule 424(b)(3)
Prospectus Supplement To Prospectus Dated January 20, 1999
APARTMENT INVESTMENT AND MANAGEMENT COMPANY
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado 80237
(303) 757-8101
750,000 SHARES OF CLASS B CUMULATIVE CONVERTIBLE PREFERRED STOCK
AND
4,212,283 SHARES OF CLASS A COMMON STOCK
     The table setting forth the shares to be sold by the Selling Stockholders as set forth under “Selling Stockholders” in Apartment Investment and Management Company’s Prospectus, dated January 20, 1999, as amended by the Prospectus Supplements, dated May 3, 2001, April 2, 2002, and March 29, 2004, is hereby amended to revise the information related to Roberta Pankey Hurst as set forth below:

Shares owned prior
Selling Stockholders	to offering (1)
Roberta Pankey Hurst	142,965 (2)

(1)	The number of shares shown reflects the number of shares of Class A Common Stock (subject to adjustment pursuant to anti-dilution adjustment provisions) that may be issued to the Selling Stockholders from time to time by Aimco in exchange for Partnership Common Units of the Aimco operating partnership tendered for redemption by such Selling Stockholder pursuant to the agreement of limited partnership of the Aimco operating partnership.

(2)	Pursuant to a Loan and Collateral Agreement by and among Roberta P. Hurst (“Hurst”), ML Private Finance LLC f/k/a Merrill Lynch Private Finance Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Loan Agreement”) and/or a ISDA Master Agreement and Credit Support Annex by and between Hurst and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “ISDA Master Agreement,” and together with the Loan Agreement, the “Security Agreements”), 136,938 Partnership Common Units and underlying shares of Class A Common Stock that are subject to this prospectus have been pledged by Hurst to ML Private Finance LLC f/k/a Merrill Lynch Private Finance Inc. and/or Merrill Lynch, Pierce, Fenner & Smith Incorporated as security for a loan or other extension of credit to Hurst. Upon a default under either Security Agreement, ML Private Finance LLC f/k/a Merrill Lynch Private Finance Inc., or Merrill Lynch, Pierce, Fenner & Smith Incorporated, their common parent, Merrill Lynch & Co. Inc. or any subsidiary thereof, may be a selling holder hereunder and upon the exchange of such Partnership Common Units, may sell the applicable shares of Class A Common Stock offered by this prospectus.
The date of this Prospectus Supplement is February 12, 2007